EXHIBIT 99.1


On August 4, 2000, the Registrant issued the following press release:


              "PYR ENERGY RECEIVES $9.5 MILLION IN EQUITY FINANCING

               Funding Primarily for Exploitation and Development
                          of Deep Natural Gas Discovery

     DENVER -- PYR Energy Corporation (AMEX:PYR) today announced receipt of an aggregate $9,450,000 of equity financing through the sale of 2,700,000 shares of the Company's common stock and 3-year warrants to purchase an additional 540,000 shares of the Company's Common Stock at an exercise price of $4.80. The warrants are subject to certain reductions in price depending on timeliness of an effective Securities and Exchange Commission registration. After fees and expenses related to the funding, PYR Energy expects to net approximately $9,000,000.

     AG Edwards & Sons, Inc. served as financial advisor and placement agent in this transaction. Investors include principals of and funds managed by San Francisco-based RS Investment Management; various funds managed by Santa Cruz-based Westcliff Capital Management; the Galaxy Small Company Equity Fund managed by Boston-based Fleet Financial Advisors and funds managed by San Francisco-based Peninsula Capital Management.

     The securities sold in the private placement have not been registered under the Securities Act of 1933 and may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933. The Company intends to promptly file a registration statement covering the possible resale of the shares and the shares underlying the warrants.

     The funding will provide the Company with necessary capital for exploitation and development costs related to its East Lost Hills deep natural gas discovery in the San Joaquin Basin of California. PYR owns a 10.575% working interest at the East Lost Hills project including the recently completed ELH #1 well operated by Berkley Petroleum Corp. (TSE:BKP). In addition, the Company expects to use a portion of the capital received to fund additional exploration opportunities in the San Joaquin Basin and in select areas of the Rocky Mountains as well as for general and administrative purposes.

     OPERATIONS UPDATE:

     At the Berkley ELH #1 well, operations are underway to build wellsite facilities and a transportation pipeline in order to connect this well for production. Actual production from this well is anticipated to begin by December 1, 2000. PYR is also a 10.575% working interest participant in the ELH #2 and ELH #3 wells currently drilling at East Lost Hills.

     The Berkley ELH #2 step-out well commenced drilling on July 11, 2000 and is currently drilling at a depth of approximately 12,200 feet. Total depth for the ELH #2 is anticipated to be 17,300 feet.

     The Berkley ELH #3 exploratory well commenced drilling on June 19, 2000 and, after finalizing an intermediate casing run, is currently drilling forward at a depth of 9,100 feet. The ELH #3 well is designed to test a geologically separate structure than the structure encountered by the drilling activities thus far at East Lost Hills. The projected total depth of the ELH #3 well is approximately 18,000 feet.

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     Denver based PYR Energy is a natural gas and oil exploration company with activities focused in the San Joaquin Basin of California and in select areas of the Rocky Mountain region. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

                                      # # #
This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control"